UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Starbucks Corporation

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EXPLANATORY NOTE

The following Questions and Answers were prepared by Starbucks Corporation (the “Company”) for proxy solicitation.

Starbucks Corporation

Proxy Proposal: Amended and Restated 2005 Long-Term Equity Incentive Plan

Q&A for PROXY SOLICITATION

1.	Why is Starbucks (“Starbucks” or the “Company”) asking for an additional 15 million shares for its 2005 Long-Term Equity Incentive Plan (“Plan”)?

Broad-based equity compensation is a key and longstanding element of the Company’s culture and success. Over 100,000 partners (employees) in 17 markets, including qualified part-time partners, received time-based restricted stock units in the most recent annual grant in November 2010. The Company believes that partner, officer and non-employee director ownership in the Company serves the best interests of all shareholders by promoting a focus on long-term increase in shareholder value.

2.	How many shares do you have available to grant under the Plan?

As of October 3, 2010, we had approximately 28 million shares available to grant under the Plan. Keep in mind that we granted shares to more than 100,000 partners including officers in November 2010, so we have already used a portion of the approximately 28 million shares available as of October 3, 2010.

3.	If you receive approval for the additional 15 million shares, how long do you expect the approximately 43 million shares under the Plan to last?

Keep in mind that we granted shares to more than 100,000 partners in November 2010, so we have already used a portion of the approximately 28 million shares available as of October 3, 2010. Although there are many variables that impact how long the shares reserved for issuance under the amended and restated Plan will last, the Company currently estimates that the shares remaining under the existing Plan combined with the 15 million additional shares will provide adequate shares for broad-based distribution over the next 2 to 3 years.

4.	If you receive approval, when do you expect to have to ask for additional shares for the amended and restated Plan?

Although there are many variables that impact how long the shares reserved for issuance under the amended and restated Plan will last, the Company does not expect to have to ask for additional shares until the 2013 or 2014 annual meeting.

5.	How many shares has Starbucks historically granted each year under the Plan?

In both fiscal 2008 and fiscal 2010, Starbucks granted approximately 17-18 million shares* (including in the form of stock options, time-based RSUs and performance-based RSUs) under the Plan to approximately 95,000 partners. As with many companies, the economic downturn impacted our financial and stock performance in fiscal 2009. The stock option grant price for our annual equity award that year was a low $8.64, a stock price not seen in years, and as a result we granted approximately 35 million shares* under the Plan to approximately 90,000 partners.

*Shares granted does not reflect the impact of the fungible pool ratio of 2.1 on full value awards.

6.	What are your 1-year and 3-year average burn rates (shares granted under the Plan during the year divided by the weighted average common shares outstanding)?

Starbucks fiscal 2010 burn rate was 2.39%, or 1.20% net of forfeitures and our 3-year average annual burn rate for fiscal 2008 through fiscal 2010 was 3.17%, or 1.61% net of forfeitures, well below the Institutional Shareholder Services (“ISS”) burn rate threshold of 4.8% based on our GICS code.

7.	What do you anticipate your burn rate to be going forward?

We anticipate our burn rate to be between 2-3% per year and anticipate our burn rate net of forfeitures will continue to be between 1-2% per year.

8.	Are you looking to reduce the burn rate going forward?

We feel that we have managed the burn rate appropriately in the past and will continue to do so in the future. Burn rate is just one of several factors that Starbucks considers when determining equity award grants. However, we are well below ISS’ burn rate threshold of 4.8% based on our GICS code. We continually monitor our share usage and provide regular updates to the Compensation and Management Development Committee of the Board of Directors.

9.	How does the Company address dilution levels?

We understand that maintaining reasonable dilution levels is important to our shareholders and it is to us as well. We continually monitor our voting power dilution levels, and we provide regular updates to the Compensation and Management Development Committee of the Board of Directors. Dilution is also a consideration when determining our annual equity award amounts and one of the goals of our stock repurchase program is to help offset dilution.

10.	How will the 15 million new shares plus the existing shares under the Plan impact voting power dilution?

Although there are many variables that will affect the impact on voting power dilution, we believe the impact will be at a reasonable level. As of October 3, 2010, the dilution impact of 15 million new shares added to the outstanding shares available for grant plus the outstanding equity awards will be 14.6% on a basic basis and 12.8% on a fully diluted basis.

11.	What’s your overhang (shares already granted under the Plan but that have not yet vested or been exercised)?

As of October 3, 2010, we had approximately 66 million shares outstanding under the Plan and prior plans (including approximately 60.6 million outstanding options and approximately 5.4 million outstanding unvested restricted stock units).

12.	How many executive officers received an annual equity award in fiscal 2010 (November 2009) and of the shares granted what percentage of those shares went to executive officers?

A total of 12 executive officers received the annual equity award in November 2009. Of the 18 million shares granted Company-wide, 13% went to executive officers, with approximately 5% of those being performance-based RSU awards.

13.	How is the distribution of shares determined under your broad-based Bean Stock plan?

The Bean Stock plan is a broad-based plan that includes eligible global partners at ALL levels of the organization, including eligible part-time retail partners. Our executive officers do not participate in the Bean Stock plan. Each year, the Compensation and Management Development

Committee of Starbucks Board of Directors decides the aggregate amount of the awards to be granted based on Company performance. We recently enhanced the broad-based plan by introducing time-based restricted stock units and expanded the eligibility provisions allowing additional partners to participate in the Bean Stock plan. In total, approximately 80% of all partners were eligible resulting in over 100,000 partners in 17 markets, including part-time partners, receiving time-based restricted stock units in the most recent annual grant in November 2010.

Approximately 80% of the shares granted in November 2010 were made to partners who were not executive officers or non-employee directors.

14.	What will happen if the amended and restated Plan is not approved by Starbucks shareholders?

The Company believes the amended and restated Plan is in the best interests of our shareholders. This Plan will allow us to continue to retain and attract the talent needed to support our strategic growth plan. However, if the amended and restated Plan is not approved, the shares previously approved would remain available for future grants under the current Plan.

15.	How long will the existing, approximately 28 million shares available for future grant, last?

It is important to keep in mind that we granted shares to more than 100,000 partners in November 2010, so we have already used a portion of the approximately 28 million shares available as of October 3, 2010. Although there are many variables that impact how long the shares reserved for issuance under the amended and restated Plan will last, the Company currently estimates that we will run out of shares in fiscal 2012.

16.	Does Starbucks plan to modify its share repurchase program to help offset potential dilution from the amended and restated Plan?

The Company plans to continue to follow its existing share repurchase program, and to repurchase shares in the open market at times and amounts considered appropriate by the Company based on factors such as the Company’s stock price and market conditions. In fiscal 2010, the Company repurchased over 10 million shares. As of January 2, 2011, 9.7 million shares remain available for repurchase under the existing share repurchase program. The Company’s share repurchase program reflects the continued commitment of both the Board of Directors and Starbucks leadership team to pursue opportunities that create shareholder value.

17.	What percent of outstanding options are currently vested and in the money?

As of October 3, 2010 and based on the closing price of Starbucks common stock of $25.94 on October 1, 2010 (the last trading day of fiscal 2010), approximately one third of outstanding options under the Plan (and prior plans) were vested and in the money.